Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE July 27, 2010	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Settles Patent-Infringement Litigation

Settlement will result in a pre-tax charge of $6.3 million, or $0.24 per share, in fiscal 2010 third quarter

Company affirms 2010 full-year outlook, excluding special charge

Eden Prairie, Minn., July 27, 2010 – MTS Systems Corporation (NASDAQ: MTSC) today announced that the Company has entered into a Settlement Agreement with Hysitron Incorporated. The agreement dismisses all claims and counterclaims in the patent-infringement lawsuit between the two companies.

Pursuant to the agreement, MTS will pay Hysitron $7.5 million and neither party admits any liability or wrongdoing. The settlement will result in a one-time pre-tax charge of $6.3 million, or $0.24 per share, in the fiscal 2010 third quarter.  The remaining $1.2 million was previously accrued.

"We are pleased to have reached a settlement on this long-standing lawsuit that is related to the Nano Indentation product line we divested in 2008” said Laura B. Hamilton, MTS chief executive officer and chair. “We believe it is in the best interest of the Company to resolve this issue so we can move forward and focus on our business."

Full-Year Update and Fiscal 2010 Third Quarter

Excluding the settlement above, MTS affirms its previously provided outlook for the second-half of the fiscal year with 2nd half quarterly orders expected to be in the range of $80 million to $110 million and revenue expected to be roughly in line with the first half.  As previously stated, the fourth quarter is expected to be stronger than the third due to backlog in the Test segment turning more slowly than it did in the first half of the fiscal year due to an increasing number of custom projects; customer site-readiness factors; and capacity alignment that will affect the third quarter.  Full year earnings per share, exclusive of the Hysitron charge, is expected to be in the range of $1.20 to $1.30 per share or $0.96 to $1.06 including the charge.

Currently, the Company expects to report fiscal 2010 third quarter orders of approximately $93 million to $94 million and revenue of approximately $83 million to $84 million.  Earnings per share is estimated to be in the range of ($0.02) to ($0.04) per share including the $0.24 special charge.

“This year’s economic momentum is significantly benefiting our shorter-cycle Sensors business while we are experiencing more variability in our longer-cycle Test business,” added Hamilton. “While we remain cautious about sustained improvement in global economic fundamentals, we also remain confident in our ability to capitalize on near-term momentum and longer-term market opportunity as it evolves.”

The Company will report financial results for the third quarter on August 5, 2010. The Company’s quarterly conference call will be held on August 6, 2010 at 10:00 a.m. EDT (9:00 a.m. CDT).

MTS News Release

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,015 employees and revenue of $409 million for the fiscal year ended October 3, 2009. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

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